Exhibit 99.1

November 2008

Dear Shareholder,

As the recently appointed CEO of Advance Nanotech (AVNA), I want to introduce myself to all shareholders and provide you with my perspective on our Company and its future.

As many of you already know, I come to Advance Nanotech from my position as CEO of Owlstone, where I have worked since April 2006. Over the past two years, Owlstone has evolved from a pre-revenue, development stage business involved in the design and validation of a revolutionary chemical detection technique, into an organization focused on application engineering and product commercialization of its profound technology. I am pleased with our progress at Owlstone, and, now that we have completed the operational integration of Owlstone into Advance Nanotech, I am eager to share with our investors my vision of the new Advance Nanotech.

A bit of history.

To begin, let’s review why Owlstone and Advance Nanotech decided to integrate operations. Advance Nanotech initially invested in Owlstone’s seed round in 2004 in return for a majority ownership of the business. Over ensuing years, the full market potential of Owlstone’s technology and its superiority to Advance Nanotech’s other businesses became increasingly evident. As a result, Advance Nanotech’s management and Board of Directors concluded it was in the best interest of its shareholders to focus all personnel and capital resources solely on the development and commercialization of the Owlstone technology.

To move forward with this initiative, Advance Nanotech pursued an $8.8 million offering, of which it sold $6.7 million of securities through February 2008, and an additional $1.2 million in August 2008. Advance Nanotech’s Board of Directors was enhanced with the addition of four experienced professionals, and, after serving as CEO of Owlstone for over two years, I accepted the position as CEO of Advance Nanotech. Management’s plan also was designed to divest Advance Nanotech’s other investment interests, streamline the organization to establish cost efficiencies, and establish a financial and strategic plan that would take it to profitability.

Effectively, Advance Nanotech and Owlstone now operate as a single business, and we have implemented cost efficiencies, including eliminating certain duplicative positions, reducing or eliminating certain corporate expenses, and moving our corporate offices from Manhattan to a less expensive location in Montebello, New York. We intend to change our name to Owlstone to fully identify the Company with our product line and technology, as well as to benefit from its solid reputation.

What is Owlstone?

Owlstone has developed a miniaturized chemical detection technology that we believe will change the way organizations deploy sensors into a significant array of applications.  Up until now, in multi-billion dollar markets ranging from homeland defense to consumer products, chemical detection solutions have been divided between small, usually ineffective, detection technologies that do not address a wide range of applications, or large, costly and bulky end instruments offering more advanced detection characteristics, but are not well suited for wide field deployment.

Owlstone has changed this dynamic by delivering a highly sensitive, reprogrammable, miniaturized sensor on a one centimeter square silicon chip. This profound achievement, which was recently recognized by the Royal Academy of Engineering when Owlstone was selected as a finalist for their annual MacRobert award for excellence in engineering, combines the detection standards set by large, costly, laboratory based spectrometers with the miniaturization and cost optimization of commodity style chemical sensors.

Where is Owlstone today?

Owlstone has completed development and production of its miniaturized sensor, the most important piece of its detection system. The sensor can be produced cost effectively, is quickly reprogrammable, and will provide the detection engine for all future Owlstone solutions.  The sensor uses a technology called FAIMS (Field Asymmetric Ion Mobility Spectrometry), which is widely accepted in the scientific community and considered by many the next generation beyond many current industry standards.

Requirements for components surrounding the sensor that complete the deployable end instrument will vary widely based on the intended application.  Prior to the development of Owlstone’s technology, applications requiring a small system footprint were forced to accept compromised detection characteristics due to miniaturization limitations of existing detection systems.  Mission critical applications requiring superior detection, had to accept large, more costly, detection systems to achieve the level of detection required.

It is our belief that full miniaturization of the Owlstone detection system into a button size end instrument will lead to widely distributed systems for an inconceivably large list of potential applications for homeland defense, industrial health and safety, medical diagnostics, air quality monitoring and consumer markets.

Current efforts include engineering projects to further miniaturize these components and achieve the ultimate goal of providing a fully functional button size, detection system. While this is our long-term strategy, we are pursuing an immediate strategy to achieve current revenues with our existing leading-edge technology.

What is our strategy?

Our strategy blends the widely recognized value of continued miniaturization and cost optimization of an end system with an immediate product strategy of selling superior detection systems based on cost and size parameters we currently meet.  In short, the superior detection characteristics of our core miniaturized sensor provide the opportunity to deliver superior detection systems now, even before we have fully miniaturized all of the related components.  With superior detection being the main driver, we are already able to introduce Owlstone solutions into expansive markets and numerous applications where our products already exceed benchmark requirements for performance, miniaturization and cost.

Our efforts to further miniaturize surrounding components have been supported by the securing of government grants to fund the engineering required to deliver a miniaturized end instrument.  We are also acquiring government grants to fund the commercialization of applications that don’t require full instrument miniaturization.  Lastly, we are continuing to formalize strategic partnerships with large commercial organizations to jointly develop and deliver novel solutions using Owlstone technology, which will be introduced into key strategic markets.  To date, the success of this strategy has been demonstrated in multiple key milestones including the $3.7 million Defense Threat Reduction Agency (DTRA) award, the $1.2 million of commercial contracts with SELEX Galileo, and the launch of our Lonestar product in the industrial process control market.

DTRA Award.  Owlstone continues work pursuant to a multiyear, $3.7 million, sole source, government grant from DTRA, scheduled for completion in early 2010.  The importance of this award is multifaceted.  First, the grant provides a direct R&D supplement to fund the Company’s engineering efforts as it works toward achieving full miniaturization of its components to more effectively address its target markets.  Second, the program leads to the intended deployment of end instruments and a component supply agreement that we expect will likely generate product revenues.  Third, and most importantly, it provides additional validation of Owlstone’s technology within the homeland defense industry, which we anticipate will likely open doors to a wide variety of potential applications.

SELEX Galileo Contract.  SELEX Galileo is a $1.5 billion revenue, UK based, defense contractor that operates businesses ranging from the manufacture and sale of radar and electronic warfare systems to military lasers. SELEX is interested in the development of next generation chemical detection to use in both future military detection programs and for integration into existing military and battlefield infrastructure.  SELEX has provided Owlstone $1.2 million in engineering capital to design and deliver its current chemical warfare agent demonstrator, which they are marketing throughout Europe as “Nexsense”. We are in the process of delivering the next program phase, to evolve “Nexsense” into an explosive detection demonstrator by the end of 2008.

Lonestar Launch.  Our first truly commercial product is called Lonestar. Initial sales of Lonestar have been to blue chip organizations such as SELEX, BAE, SAIC, United Technologies and Shell Global. These well known organizations are interested in using Lonestar to assist in their technology validation and applications development efforts in a variety of critical markets that should significantly benefit Owlstone’s business effort. We believe, however, the vast potential of Lonestar is in industrial process control.  Applications range from the inspection of ingredient purity and the monitoring of contamination during processing, to the end validation of product quality. We have created both direct and indirect sales distribution channels, which are in operation today. To lead these efforts, we hired Todd Schrock, a founder and ex-president of the Heimann Systems/Smiths Detection product inspection division.  His initial efforts have focused on the identification and development of opportunities in the food and beverage industry, and the organization of field trials and evaluation testing.  One example of this effort is a program we are conducting at the University of Tennessee with field trials to evaluate meat spoilage. The goal of this program is to measure bacteria growth at various levels before spoilage begins, so that shelf life and quality control can be monitored. To our knowledge, there is no technology currently available that can achieve this level of gauging in the field in real time.  Validation of a meat spoilage application may lead to an inspection process that begins at the initial processing point and extends through transportation (during which 8 million trucks per day transport meat) to the retail marketplace.  We believe that, upon the trial’s completion and product validation, this single application has enormous market potential and is a prime example of the potential the Lonestar product represents.

Recent Financial Performance

As a new management team, we recognize that our performance will be evaluated by our success in delivering solid results. For 2008, we expect to generate revenues of approximately $4 million, compared to revenues of $512,000 for 2007.  In January 2008, prior management of Advance Nanotech provided revenue guidance for 2008 of $7.7 million. In difficult market conditions, the Company has not yet been able to close the entire originally planned financing. The significant delay in completing the aggregate financing and the exchange agreement between Advance Nanotech and certain Owlstone shareholders also consumed management’s time that otherwise would have been focused on business development and caused the Company to incur additional expenses that were not contemplated.  As a result, capital needed to drive sales, marketing and product development were not available when anticipated, which led to a delay in achieving the revenue levels expected in the guidance issued in January 2008. Consequently, the Company will not be profitable or cash flow-positive by the fourth quarter of 2008.

However, the difference between the current 2008 revenue forecast and the one issued in January 2008 does not represent lost sales opportunities. On the contrary, the Company’s sales prospects are strong and are expanding.  Presently, our quarter over quarter revenue growth has been strong, and sales prospects are building. We believe this progress will lead to significant revenue growth beginning shortly in 2009 and enable the company to generate  positive cash flow during the second half of the year.

We are continuing to implement a plan to grow the business, ramp up sales, and enhance the market value of the Company’s securities for the benefit of all stakeholders. At the same time, we are mindful of the unusually difficult conditions in the credit and equity markets and the economy generally. Consequently, with positive cash flow delayed until later in 2009, we will require the balance of the funds envisioned to be raised through the financing and the related contemplated credit line to be completed to maintain our planned course. In the meantime it is essential to utilize the Company’s existing capital relative to current financial conditions. We intend to broaden our communications with shareholders to encourage investors’ awareness of the Company’s progress.  In addition to issuing press releases, we plan to initiate quarterly investor conference calls.  We encourage you to contact us to obtain information included in our investor packets and to visit Owlstone’s website at www.owlstonenanotech.com.

We are addressing challenges but I am excited about the growing acceptance of the Owlstone technology and our near- and long-term revenue prospects. I thank you for your continued support and look forward to sharing our progress with you.

Sincerely,

Bret Bader
Chief Executive Officer
Advance Nanotech, Inc.

SAFE HARBOR CAUTIONARY STATEMENT

The information contained in this letter, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, spending levels, market acceptance of product lines, the recent economic slowdown affecting technology companies, the future success of scientific studies, ability to successfully develop products, rapid technological change, changes in demand for future products, legislative, regulatory and competitive developments and other factors could cause actual results to differ materially from the Company's expectations. Advance Nanotech’s Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports and other SEC filings discuss some of the important risk factors that may affect Advance Nanotech’s business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.